SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 3, 2002

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware	000-25271	77-0461529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 Central Expressway Santa Clara, California	95051
(Address of principal executive offices)	(Zip code)

(408) 616-6500
(The Registrant’s telephone number)

(Former name or former address, if changed since last report)

Item 5:    Other Events.

On September 3, 2002, Covad Communications Company, a wholly-owned subsidiary of Covad Communications Group, Inc., entered into a Broadband Internet Access Services Agreement with America Online, Inc. America Online has the right, but no obligation, to purchase certain of Covad’s consumer-grade broadband Internet access services. The Agreement has a five year term.

In connection with the Services Agreement, Covad issued three warrants to America Online to purchase a total of 3.5 million shares of Covad’s common stock, as set forth in the following table:

Warrant Number	Exercise Price	Number of Shares
Warrant No. 1	$1.06	1,500,000
Warrant No. 2	$3.00	1,000,000
Warrant No. 3	$5.00	1,000,000

Each warrant has a seven year term and is fully vested, immediately exercisable and non-forfeitable. America Online’s ability to purchase the warrant shares is completely independent from its performance under the Services Agreement. America Online may only exercise the warrants, in whole or in part, by paying the per share exercise price to Covad. America Online may resell shares issued upon exercise of the warrants pursuant to certain registration rights contained in the warrants.

Covad has determined that the warrants have an aggregate estimated value of approximately $3.5 million using the Black-Scholes valuation model. Covad has preliminarily determined that this amount will be recorded as a deferred customer incentive and will be recognized as a reduction of revenue over the term of the Broadband Internet Access Service Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ DOUG CARLEN
Title:	Assistant Secretary and Assistant General Counsel

Date:	September 4, 2002

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Warrant

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